#DCAC Sub-Penny Public Incubator / Accelerator. First Quarter Fiscal 2019 Bests Entire Fiscal 2018.

New York, May 28, 2019 - Daniels Corporate Advisory Co. Inc. (OTC: DCAC) - #DCAC’s public-incubator model has now been proven effective. It’s Premier Subsidiary - Payless Truckers, Inc. (“Payless) is now operating with positive cash flows and EBITDA Profits. Our expectations were surpassed the acceleration of Sales Revenues and EBITDA momentum from the 2018 fiscal year (ending November 30, 2018) and the first quarter of 2019 (ending February 28, 2019).

For the fiscal year ending November 30, 2018, Payless produced Sales Revenue of $2,033,655, Gross Margin of $162,000 and EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) of $113,000. During fiscal 2018, the start-up and all operating costs were absorbed by the Payless “flip” business - heavy duty truck cabs were purchased at Auction or through wholesale buying groups - refurbished, location and safety electronics installed - and then advertised and sold.

For the first fiscal quarter of 2019 (ending February 28, 2019) Sales Revenue was 1,271,000,Gross Profit $226,183 and EBITDA of $165,500. Swings in the markets for heavy duty trucks and very astute purchasing by the Operating Management was responsible for the dramatic results.

On a run-rate basis,fiscal year 2019 expectations continue at two trucks per week for total sales revenues of $100,000 per week. Current profit expectations of between $2,500 and $5,000 per truck are realistic and may error to the high side of the range. Floor Plan Financing is not expected to play as large a role as it did during fiscal 2018. Based on current market conditions for truck sales, lower cost of capital because of internally generated funds both more than offsetting labor/management costs “flip” sales are estimated at $100,000 per week, equal to 2018 volume with profits per truck conservatively estimated at $3,000.

At present operating rates, the “flip” business could generate $5,000,000 in Revenue and EBITDA profits of $300,000 for fiscal 2019 (ending November 30, 2019.)

Expansion Plans for Payless include the build-out of the Credit Enhancement Business. This business operates like an “annuity, it generates monthly operating Rental Fee Income paid on a weekly basis over a five year period. Currently there are five trucks in the rental program owned by Payless and generating positive cash flows.

Rent-to Own

The operational and positive cash flow results of our first five trucks in this program have made it possible for us to consider the following funding option ahead of others;

One Option is the set-up of a vehicle (subsidiary or affiliate) that will allow the DCAC stockholder base to invest along side the Company and others in the ownership of the Payless heavy duty trucks being rented to independent truckers with good driving records.  The investment is considered long term, - with the truck assets being turned over regularly for newer models, -  it will pay 20% interest (APR) with interest payments being made on a monthly basis.

More specifics will follow in subsequent news releases.  We welcome comments from the shareholder base directly to onewallstreetn@aol.com.

Update On The Reverse Split:

We have retained Counsel to File an  S-1 Registration Statement so we can raise equity funding with the use of shares that are free trading.  It is our experience that in order for any broker-dealer (and clearing firm) to accept shares for deposit today, the share price must be above one penny.  That being said, we see no other option but to do a reverse split.  Based on the potential success of whatever funding option is finally chosen for the Payless rent-to own program; we may consider a smaller reverse. However, this statement is solely for “update purposes” there is no guarantee at this point in time that a smaller reverse will happen.  We are considering it.

Daniels Aim:

Our vision for Daniels (DCAC) has and always will be to amass Collective Revenues, Positive Cash Flows and Asset Levels of our chosen candidates (subsidiary clients) to create a major Stock Exchange listed conduit; one that can offer clients some of the very best World Class Advisory Talent and the lower-cost capital for implementation of advisory results all in an effort to accelerate growth. Advisory talent on the Daniels roster may include either direct relationships with professionals that are so specialized / accomplished in their field that they can function as ” independent contractor” in a very competitive environment; or possibly through joint-venture agreements for specific specialties with some of the best World Class consultancies. The Capital portion of the growth equation centers on the greater number of finance options available to a listed Exchange Company. Their cost of capital is significantly less than the finance options available to companies listed on lesser Exchanges.

This integrated approach to growth should create a path for each subsidiary to eventually launch as an independent public company. The potential exists for it to share many of the attributes of its Parent: (a) Market-makers, that have received and are comfortable with on-going subsidiary due diligence, via regular news releases and SEC filings under the DCAC Banner; (b) Acceptance of their shares for deposits at broker - dealers and clearing agents by means of an S-1 Registrations arranged by DCAC; and (c) An Active, liquid market much sooner. (d) Capital Raising Potential through DCAC shareholders that bought in to receive the spin-off’s shares.

#startup; #crowdfunding; #finance; #minicap; #privateequity; #angelinvestor; #angelinvestors; #venturecapital; #getfunded; #brokerdealer;

Contact:

Arthur Viola, Chairman & President

(917) 617 - 5445

Onewallstreetn@aol.com